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                                                                       EXHIBIT 5

                              GODFREY & KAHN, S.C.
                                ATTORNEYS AT LAW
                             780 North Water Street
                           Milwaukee, Wisconsin 53202
                    Phone: (414) 273-3500 Fax: (414) 273-5198

                                 August 23, 2004

ShopKo Stores, Inc
700 Pilgrim Way
Green Bay, Wisconsin  54304

Ladies and Gentlemen:

         We have acted as your counsel in connection with the offer by ShopKo Stores Inc., a Wisconsin corporation (the "Company"), of up to the sum of (a) 1,400,000 shares of common stock, $0.01 par value of the Company (the "Common Stock") pursuant to the ShopKo Stores, Inc. 2004 Stock Incentive Plan (the "Plan"), (b) the number of shares of Common Stock that remain available for issuance under the Company's 2001, 1998 and 1995 stock incentive and stock option plans (collectively, the "Predecessor Plans"), and (c) to the extent provided in Section 5.2(d) of the Plan, shares of Common Stock subject to awards made under the Predecessor Plans as of May 26, 2004. The sum of such shares of Common Stock is referred to herein as the "Shares." For purposes of filing the Registration Statement with the Securities and Exchange Commission, the Company has assumed that the number of Shares is 4,300,000. The offer of the Shares and the Plan are described in the Plan's prospectus (the "Prospectus"), including all amendments and supplements thereto, which relates to the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about August 23, 2004 (the "Registration Statement").

         We have examined: (a) the Plan, the Prospectus and the Registration Statement, (b) the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (c) certain resolutions of the Company's Board of Directors and shareholders, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

         Based on the foregoing, we are of the opinion that:

               The Shares are duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service
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     in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

               We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                            Very truly yours,


                                            /s/ Godfrey & Kahn, S.C.
                                            ----------------------------
                                            GODFREY & KAHN, S.C.